FOR IMMEDIATE RELEASE
For more information contact:
     Media & Investor Relations
     John Vincenzo
     508.323.1260
     john_vincenzo@3com.com
3COM TO BUY HUAWEI’S 49 PERCENT STAKE IN HUAWEI-3COM JOINT VENTURE FOR $882 MILLION
3Com to Host Conference Call Today at 6:00 p.m. EST
to Discuss Details of the Transaction
     MARLBOROUGH, MASS. — November 28, 2006 — 3Com Corporation (NASDAQ: COMS) today announced that it has agreed to buy Huawei Technologies’ 49 percent stake in Huawei-3Com (H3C) for $882 million, which represents an implied equity value of $1.8 billion. The transaction is subject to customary approval of the People’s Republic of China.
     The agreement, which upon closing gives 3Com full ownership of H3C, was reached through a bid process established under the parties’ existing shareholders’ agreement that enabled either party to make cash bids to buy the other party’s shares in H3C. 3Com initiated the process with a bid on November 15, 2006; 3Com’s last bid was accepted by Huawei on November 27, 2006.
     “Thanks to the tireless leadership of H3C’s Chief Operating Officer, Dr. Zheng Shusheng, and his management team, H3C has proven to be a well-established, stand-alone business with substantial market share in China and strong potential to expand globally, and we are very excited at the prospect of owning 100 percent of the venture,”

said Edgar Masri, President and CEO of 3Com. “H3C is a strategic asset and we believe that 3Com is well positioned to help it expand its global presence. We believe 3Com, with H3C, can build a powerful, global technology leader.
     “Additionally, I want to personally thank Mr. Ren Zhengfei, CEO of Huawei, for his efforts and support, as well as recognize Huawei’s contributions to our successful partnership. We look forward to continuing our relationship with Huawei as a key customer of H3C.”
     Under the existing shareholders’ agreement, the parties have agreed that the selling shareholder in the bid process would, under certain circumstances, be subject to a non-compete provision for 18 months after the closing.
     3Com will communicate the details of its financing plans for the acquisition at a future date.
Conference Call
     Management will host a conference call and webcast at 6 p.m. EST today to discuss details about this transaction. To participate on the call, U.S. and international parties may dial (719) 457-2633. Alternatively, interested parties may listen to the live broadcast of the call over the Internet at 3Com’s Investor Relations Web site (www.3com.com/IR) in the Earnings webcast section.
Safe Harbor
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our agreement to purchase a 49% equity interest in our H3C joint venture, our intent to continue our relationship with Huawei, our goals for H3C and its growth opportunities, our goal to become a global powerhouse and our financing plans. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to: our ability to incentivize and retain H3C management and other critical H3C employees; our ability to maintain commercial relationships with Huawei; the possibility that Huawei could reduce its business with and operational assistance to H3C and we may face increased competition from Huawei in certain areas of our business; our ability to obtain Chinese government approval of any such transaction; our ability to raise equity or debt capital in order to finance this transaction; our ability to obtain such financing on terms acceptable to us; and other risks detailed in the our filings with the SEC, including those discussed in our quarterly report filed with the SEC on Form 10-Q for the quarter ended September 1, 2006. 3Com Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this press release or with respect to the announcements described herein.
About 3Com Corporation
3Com Corporation is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers. Through its TippingPoint division, 3Com is the leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection. 3Com also is the majority owner of Huawei-3Com Co., Ltd. (H3C), a China-based joint venture formed by 3Com and Huawei in November 2003. H3C brings innovative and cost-effective product development and manufacturing and a strong footprint in one of the world’s most dynamic markets. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.
# # #
Copyright © 2006 3Com Corporation. 3Com and the 3Com logo are registered trademarks and TippingPoint is a trademark of 3Com Corporation. All other company and product names may be trademarks of their respective holders.